SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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Ameriana Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[AMERIANA BANCORP LOGO]

April 13, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Ameriana Bancorp (the “Company”) to be held at the Indiana Basketball Hall of Fame, 408 Trojan Lane, New Castle, Indiana on Thursday, May 17, 2007 at 10:00 a.m.

The attached notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the Annual Meeting. During the Annual Meeting, we will also report on the operations of the Company. Directors and officers of the Company as well as a representative of the Company’s auditors, BKD, LLP, will be present to respond to appropriate questions of shareholders.

Detailed information concerning our activities and operating performance during our fiscal year ended December 31, 2006 is contained in our annual report, which is also enclosed.

Please sign, date and promptly return the enclosed proxy card. If you attend the Annual Meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Jerome J. Gassen

Jerome J. Gassen

President and Chief Executive Officer

Ameriana Bancorp

2118 Bundy Avenue

New Castle, Indiana 47632

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	10:00 a.m. on Thursday, May 17, 2007

PLACE	Indiana Basketball Hall of Fame
408 Trojan Lane
New Castle, Indiana

ITEMS OF BUSINESS	(1) To elect two directors to serve for a term of three years.

(2) To ratify the selection of BKD LLP as our independent registered public accounting firm for fiscal year 2007.

(3) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a shareholder at the close of business on March 30, 2007.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

/s/ Nancy A. Rogers

Nancy A. Rogers
Secretary
April 13, 2007

NOTE: Whether or not you plan to attend the Annual Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

Ameriana Bancorp

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ameriana Bancorp (the “Company”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) , which will be held at the Indiana Basketball Hall of Fame, 408 Trojan Lane, New Castle, Indiana on Thursday, May 17, 2007 at 10:00 a.m. The accompanying notice of meeting and this proxy statement are being first mailed to shareholders on or about April 13, 2007.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on March 30, 2007. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote your shares. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing it on how to vote your shares.

As of the close of business on March 30, 2007, there were 2,988,952 shares of Company common stock outstanding. Each share of common stock has one vote.

Attending the Meeting

If you are a shareholder as of the close of business on March 30, 2007, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank, broker or other nominee are examples of proof of ownership. If you want to vote your shares of Ameriana Bancorp common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The Annual Meeting will be held if at least a majority of the outstanding shares of Company common stock entitled to vote, constituting a quorum, is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting to elect directors, you may vote in favor of both nominees, withhold votes as to both nominees or withhold votes as to either nominee. There is no cumulative voting for the election of directors. Directors shall be elected by a plurality of the votes cast by shareholders entitled to vote. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of BKD, LLP as independent auditors, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on this proposal.

Voting by Proxy

This proxy statement is being sent to you by the Board of Directors of the Company to request that you allow your shares of Ameriana Bancorp common stock to be represented at the Annual Meeting by the persons named on the enclosed proxy card. All shares of Ameriana Bancorp common stock represented at the meeting by properly executed, dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote “FOR” each of the nominees for director and “FOR” ratification of BKD, LLP as independent auditors of the Company for the year ending December 31, 2007.

If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the Annual Meeting is postponed or adjourned, your Ameriana Bancorp common stock may also be voted by the persons named in the proxy card on the new meeting date, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the meeting.

Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company, by the filing of a later-dated proxy before a vote being taken on a particular proposal at the Annual Meeting or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself revoke your proxy.

If your Ameriana Bancorp common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other nominee, you must contact your broker, bank or other nominee.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics

The Company has adopted a Code of Ethics that is designed to ensure that the Company’s directors, executive officers and employees meet the highest standards of ethical conduct. The Code of Ethics requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. A copy of the Code of Ethics can be found in the Governance Documents portion of the Ameriana Bancorp section of the Company’s website, www.ameriana.com.

As a mechanism to encourage compliance with the Code of Ethics, the Company has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company conducts its business through meetings of the Board and its committees. During the fiscal year ended December 31, 2006, the Company’s Board of Directors held fourteen meetings. No director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committees on which such director served during this period.

The following table identifies our standing committees and their members. All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market, LLC. The charters of all three committees are available in the Governance Documents portion of the Ameriana Bancorp section of the Company’s website (www.ameriana.com).

Director	Audit Committee	Committee on Compensation and Stock Options	Nominating and Governance Committee
Donald C. Danielson		X	X
Charles M. Drackett, Jr.	X *		X
Jerome J. Gassen
R. Scott Hayes
Richard E. Hennessey	X	X *
Michael E. Kent
Ronald R. Pritzke	X	X	X *
Number of Meetings in 2006	5	2	2

*	Chairman

Audit Committee. The Audit Committee is responsible for the review and evaluation of the Company’s annual audit and related financial matters. Additionally, the Audit Committee selects the auditor and reviews their independence. The Audit Committee also oversees the loan review function, which is responsible for examining the underwriting and classification procedures employed by Ameriana Bank, SB (the “Bank”). The Board has determined that Mr. Hennessey is an “audit committee financial expert” as defined under the rules and regulations of the Securities and Exchange Commission. Mr. Hennessey is independent under the listing standards of the Nasdaq Stock Market, LLC applicable to audit committee members. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Audit Committee Report.”

Nominating and Governance Committee. The Nominating and Governance Committee assists the Board of Directors in: (1) identifying qualified individuals to serve as Board members, (2) determining the composition of the Board of Directors and its committees, (3) assessing Board effectiveness and (4) developing and implementing sound corporate governance principles and practices. The Nominating and Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s Annual Meeting of Shareholders. The procedures of the Nominating and Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating and Governance Committee Procedures.”

Committee on Compensation and Stock Options. The Committee on Compensation and Stock Options is responsible for administering the wage, salary and stock option plans of the Company and the Bank. The Committee on Compensation and Stock Options reviews all compensation components for the Company’s CEO and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives/equity, benefits and other perquisites. Decision by the Committee on Compensation and Stock Options with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of management and compensation consultants in determining and/or recommending the amount or form of executive compensation. The report of the Committee on Compensation and Stock Options required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Report of the Committee on Compensation and Stock Options.”

Board Policies Regarding Communications With the Board of Directors

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication to the Secretary, Ameriana Bancorp, 2118 Bundy Avenue, New Castle, Indiana 47362. Any communication must state the number of shares beneficially owned by the shareholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is addressed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Attendance at Annual Meetings

The Company does not have a policy regarding Board member attendance at annual meetings of shareholders. All of the Company’s directors attended the Company’s 2006 Annual Meeting of Shareholders.

Director Compensation

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2006 fiscal year.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3)	Total
Donald C. Danielson	$21,350	$—	$41,692	$2,812	$65,854
Charles M. Drackett, Jr.	24,050	—	15,078	390	39,518
R. Scott Hayes	20,300	—	15,197	1,361	36,858
Richard E. Hennessey	22,850	—	—	—	22,850
Michael E. Kent	23,450	—	17,446	1,446	42,342
Paul W. Prior(4)	10,250	—	13,613	2,430	26,293
Ronald R. Pritzke	23,600	—	16,209	1,966	41,775

(1)	The aggregate number of options outstanding for each non-employee director at December 31, 2006 was as follows: Mr. Danielson—13,500, Mr. Drackett—13,500, Mr. Hayes—13,500, Mr. Hennessey—15,232, Mr. Kent—13,500, and Mr. Pritzke—13,500.
(2)	Represents the aggregate change in the actuarial present value of accumulated benefit under the Directors Supplemental Retirement Program.
(3)	Consists of income attributable to split-dollar plan agreements.
(4)	Mr. Prior retired as Chairman of the Board on May 18, 2006. He continues to serve the Company as Director Emeritus.

Cash Retainer and Meeting Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees that were paid in 2006 and will be paid to our non-employee directors for their service on our Board of Directors during 2007.

Annual Retainer for Board Service (Chairman)	$12,600

Annual Retainer for Board Service (Company)	6,600

Annual Retainer for Board Service (Bank)	6,000

Fee per Bank Board Meeting Attended	500

Fee per Committee Meeting Attended (Except for Bank Trust Committee)	500

Fee per Bank Trust Committee Meeting Attended	300

Fee per Committee Meeting Attended (Chairman)	750

Director Supplemental Retirement Program

To provide retirement benefits for certain non-employee directors, the Bank maintains the Director Supplemental Retirement Program. Pursuant to the program, the Bank has established a pre-retirement account for the benefit of each participating non-employee director, which is increased or decreased each year by an amount equal to the difference between the after-tax earnings on specified adjustable life insurance contracts less that year’s premium expense and the Bank’s cost of funds expense on premiums paid to date (the “Index Retirement Benefit”). If the director continues in office until normal retirement age (the later of 65 or five years from the effective date of the program), he will be entitled to receive the balance in his pre-retirement account in ten equal annual installments, plus any additional Index Retirement Benefit accruing to his account for each year thereafter. In the event of disability, a director will become 100% vested and entitled to immediately begin receiving retirement benefits. If a director dies, the remaining unpaid balance of his account shall be paid in a lump sum to his designated beneficiaries. If a director resigns before normal retirement age, he will be entitled to receive a percentage of the balance in his pre-retirement account plus a percentage of the Index Retirement Benefit accruing thereafter. The applicable percentage will be equal to 10% times his number of years of service up to 100%. If his service is terminated following a change in control, he will be entitled to receive his benefits at normal retirement age as if he had been continuously serving until that time. For purposes of the Director Supplemental Retirement Program, a change in control will occur if any corporation, person or group acquires more than 25% of the voting stock of the Company or the Bank.

To fund the benefits payable under the Director Supplemental Retirement Program, the Bank has purchased life insurance policies on each participating director. The policies are designed to offset the program’s costs during the lifetime of the participants and to provide complete recovery of all the program’s costs at their death. The Bank has entered into split-dollar agreements with each of the participating directors pursuant to which their beneficiaries are entitled to a death benefit equal to 80% of the total policy proceeds less cash value of the policy if a director dies while serving on the Board or has retired or terminated service due to disability. If a director is otherwise not serving on the Board at his death, his beneficiaries will be entitled to a reduced death benefit.

Stock Ownership

The following table sets forth information as of March 23, 2007, with respect to (1) any person who was known to the Company to be the beneficial owner of more than five percent (5%) of the Company common stock and (2) the Company common stock beneficially owned by each director of the Company, by each executive officer of the Company named in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Unless otherwise indicated, none of the shares listed are pledged as security and each of the named individuals has sole voting and investment power with respect to the number of shares shown.

Beneficial Owner	Number of Shares Owned (excluding options)	Number of Shares That May be Acquired Within 60 Days by Exercising Options	Percent of Common Stock(1)
Timothy G. Clark	9,600	32,000	1.38%
Donald C. Danielson	83,584(2)	13,500	3.23
Charles M. Drackett, Jr.	21,412(3)	13,500	1.16
James A. Freeman	—	4,500	*
Jerome J. Gassen	2,000	8,500	*
R. Scott Hayes	29,572	13,500	1.43
Richard E. Hennessey	—	15,232	*
Michael E. Kent	28,232	13,500	1.39
Ronald R. Pritzke	25,054	13,500	1.28
All Directors and Executive Officers as a Group (11 persons)	200,454	128,132	10.54

Jeffrey L. Gendell Tontine Financial Partners, L.P. Tontine Management, L.L.C. 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	246,027(4)	—	8.23

*	Less than 1% of shares outstanding.
(1)	Based upon 2,988,952 shares of Company common stock outstanding, plus, for each individual or group, the number of shares of Company common stock that each individual or group may acquire through the exercise of options within 60 days.
(2)	Includes 4,400 shares owned by Mr. Danielson’s spouse.
(3)	Includes 1,100 shares owned by Mr. Drackett’s spouse and 2,200 shares held as custodian for Mr. Drackett’s children.
(4)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on January 17, 2007.

Proposal 1 — Election of Directors

The Board of Directors of the Company is comprised of seven members. Each member of the Board of Directors is “independent” in accordance with the listing standards of the Nasdaq Stock Market, except for Jerome J. Gassen and R. Scott Hayes. Mr. Gassen is not independent because he is an employee of the Company and the Bank. Mr. Hayes is not independent because of the legal services he and his law firm provided for the Company and the Bank in fiscal 2006. See “Transactions with Management.”

The Company’s Articles of Incorporation require that the Board be divided into three classes as nearly equal in number as possible. Directors serve for staggered three-year terms with one class standing for election at each annual meeting. The nominees this year are Jerome J. Gassen and Donald C. Danielson.

It is intended that the persons named in the proxies solicited by the Board will vote “FOR” the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board knows of no reason why any nominee might be unable to serve.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his current occupation for the last five years. The age indicated in each biography is as of December 31, 2006. There are no family relationships among the directors or executive officers.

Nominees for Election of Directors

The nominees standing for election are:

Jerome J. Gassen has been President of the Company, the Bank and a Director since June 2005. From September 2003 to June 2005, Mr. Gassen served as Executive Vice President of Old National Bancorp in Evansville, Indiana. Mr. Gassen was Northern Region President and Chief Executive Officer, Old National Bank in Evansville from January 2000 through September 2003 and served as President and Chief Executive Officer of American National Bank and Trust Company of Muncie, Indiana from March 1997 to January 2000. Mr. Gassen has held various banking positions for over 32 years. Mr. Gassen received his Bachelor of Science, English/Education from the University of Wisconsin-Milwaukee, Master of Arts/English from University of Wisconsin-Milwaukee and a Master of Business Administration from Marquette University. He is a past president and director of the Muncie Symphony Orchestra, past president and director of the Muncie and Delaware County Chamber of Commerce. He currently is a member of the Miller College of Business Advisory Board of Directors, Ball State University, Muncie, Indiana, a member of the Board of Directors of Cardinal Health System Inc., Muncie, Indiana, a Board Member of the New Castle/Henry County Economic Development Corporation, New Castle, Indiana and a Board Member of Energize ECI, Muncie, Indiana. Age 57.

Donald C. Danielson is Vice Chairman of City Securities Corporation of Indianapolis. He served on the Board of Trustees of Indiana University for 21 years and was Chairman of the Board for 11 years. He currently is a member of the James Whitcomb Riley Children’s Foundation Board of Governors, a Director of the Indiana University Foundation, Indiana Chamber of Commerce, Indianapolis Rotary Club – Paul Harris Fellow, Indiana Basketball Hall of Fame, Henry County Community Foundation and Chairman of the Board for the Walther Cancer Foundation. He served as Chairman of the Fellowship of

Christian Athletes National Board of Trustees from 1983 through 1987 and as a member of President Bush’s Credit Standards Advisory Committee in 1991. He has been a Director of the Bank since 1971 and Director of the Company since its formation in 1989. Age 87.

Directors Continuing in Office

The following directors have terms ending in 2009:

R. Scott Hayes is a partner in Hayes Copenhaver Crider, New Castle, Indiana, the law firm which serves as General Counsel to the Company. He is a Director and past Chairman of the New Castle/Henry County Economic Development Corporation and a retired Director of BETA MU Chapter House Association, Inc. He currently is President of the Henry County Redevelopment Commission, President of the Board of Trustees of Wittenbraker YMCA and serves on the Henry County Sheriff’s Merit Board. He has been a Director of the Bank since 1984 and Director of the Company since its formation in 1989. Age 60.

Michael E. Kent is a private investor. Before his retirement in January 1996, Mr. Kent was Chairman, President and Chief Executive Officer of Modernfold, Inc. He was past President and is currently an Advisory Director of the Alumni Board of the Department of Mechanical and Industrial Engineering at the University of Illinois. He has been a Director of the Bank since 1987 and Director of the Company since its formation in 1989. Mr. Kent assumed the position of Chairman of the Board of the Company and the Bank in 2006. Prior to that time, he served as a member of the Audit Committee, Compensation Committee, Trust Committee and Nominating Committee. He was chairman of the Audit Committee from September 2003 through May 2006. Age 66.

The following directors have terms ending in 2008:

Charles M. (Kim) Drackett, Jr. is Chairman, President and General Manager of Fairholme Farms, Inc. in Lewisville, Indiana. He is a graduate of Dartmouth College, the Indiana Institute of Food and Nutrition in Indianapolis and the Purdue University Short Course in Agriculture. Mr. Drackett currently serves as a Trustee of the Indiana Pork Producers Association and has served as a Director of The Cincinnati Nature Center where he was Chairman of its Agricultural Operations Committee. He has been a Director of the Bank since 1989 and Director of the Company since its formation in 1989. Age 56.

Richard E. Hennessey is Executive Vice President and Chief Financial Officer of Shiel Sexton Company, Inc. He is a graduate of Indiana University and is a Certified Public Accountant. Mr. Hennessey is a member of the American Institute of Certified Public Accountants and the Indiana CPA Society. He serves on the Executive Committee of the Indianapolis Tennis Championships. He also has served as Vice President of the Indiana University Student Foundation Board of Associates, on the Board of Directors of the Indianapolis Opera and United Cerebral Palsy of Central Indiana, as past president of the Indiana/World Skating Academy and as a treasurer and member of the Executive Committee of the Indiana Sports Corporation. He has been a Director of the Bank and of the Company since 2004. Age 55.

Ronald R. Pritzke is a partner in the law firm Pritzke & Davis, LLP in Greenfield, Indiana. He is past President of the Greater Greenfield Chamber of Commerce. He is also a founding member, past President and served for twelve years on the Hancock County Community Foundation Board. In addition, he is a founding member, past President and board member of Regreening Greenfield, Inc. and a co-founding member and Director of PARCS, Inc. (Park Advocacy Research and Conservation Society). Mr. Pritzke served as a member of the Greenfield Public Library Board for ten years. He is a former member of the Board of the Hancock County Cancer Society. Mr. Pritzke has been a Director of the

Company and the Bank since 1992 and assumed the position of Vice Chairman of the Board of the Company and the Bank in 2006. Age 59.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed BKD LLP to be its independent registered public accounting firm for the 2007 fiscal year, subject to ratification by shareholders. A representative of BKD LLP is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the firm is not approved by a majority of the votes cast by shareholders at the Annual Meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of BKD LLP as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ended December 31, 2006 and December 31, 2005 by BKD LLP:

	2006	2005
Audit Fees	$107,000	$81,371
Audit-Related Fees	—	—
Tax Fees(1)	11,870	13,465
All Other Fees(2)	13,861	12,240

(1)	Consists of consulting related to Sarbanes-Oxley requirements, defined benefit plans, information systems and fiduciary controls.
(2)	For IT review and agreed upon procedures relating to the Bank’s former Trust Department.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee’s charter provides that the Audit Committee will pre-approve all audit and non-audit services to be provided by the independent auditor (subject to any exceptions permitted by the Securities and Exchange Commission), review the independent auditor’s proposed audit scope and approach and disclose to investors in periodic reports filed with the Securities and Exchange Commission all non-audit services and all reportable fees paid to the independent auditor. The authority to grant pre-approvals may be delegated to one or more members of the Committee, so long as any decision of such designated director is presented to the full Committee for its approval at its next scheduled meeting. During fiscal years ended December 31, 2006 and 2005, the Audit Committee approved all of “audit-related,” “tax” and “other fees.”

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Audit Committee of the Board of Directors of

Ameriana Bancorp

Charles M. Drackett, Jr. (Chairman)

Richard E. Hennessey

Ronald R. Pritzke

Compensation Discussion and Analysis

Our Compensation Philosophy

Our compensation philosophy begins with the premise that the success of the Company depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our organization by providing our named executive officers with incentives tied to the successful implementation of our corporate objectives. However, we recognize that the Company operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel.

Our compensation philosophy is based on four basic principles:

•

Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels that position us as an employer of choice among our peers who provide similar financial services in the markets we serve.

•

Aligning with Shareholders – We use equity compensation as a component of our compensation mix to develop a culture of ownership among our named executive officers and to align their individual financial interest with the interests of our shareholders.

•	Driving Performance – We structure compensation around the attainment of company-wide financial and individual performance targets that produce positive bottom line results.

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

We use specific compensation decisions to communicate financial goals and objectives to our named executive officers, to influence decision-making among our named executive officers in producing the desired financial results and to reward our named executive officers when they achieve the desired results. We believe this approach creates accountability for individual performance within the structure of our business plan.

Our compensation program relies on three primary elements: (1) base compensation or base salary; (2) cash-based, short-term incentive compensation and (3) equity-based, long-term incentive compensation. We believe that we can meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers and creates appropriate incentives for our named executive officers.

Base Compensation. The salaries of our named executive officers are reviewed at least annually to assess their performance, to evaluate our competitive position on base pay and to make any necessary adjustments. Our goal is to maintain salary levels for our officers at a level consistent with median base pay received by those in comparable positions at our peers. To further that goal, we obtain peer group information from a variety of sources. We also evaluate salary levels at the time of promotion or other change in responsibilities. Individual performance and retention risk are also considered as part of our annual assessment. Typically, salary adjustments occur in March and are based on an annual performance evaluation completed in January following year-end or at other appropriate intervals during the year. See “Executive Compensation—Summary Compensation Table” for salaries paid to the named executive officers in 2006.

Short-Term Cash-Based Incentive Compensation. Our short-term incentive program is a cash-based plan that is designed to reward the attainment of annual company-wide financial objectives at specified levels and individual performance relative to the specific tasks we expect our named executive officers to accomplish during the year. In 2006, the Compensation Committee proposed the granting of cash bonuses if we reached certain net income targets. The net income targets were not reached in 2006, and, therefore, no cash bonuses were granted.

Long-Term Equity-Based Compensation. Our long-term incentive compensation program is based on the delivery of competitive equity awards to our management team. We use our stock-based compensation program to reward outstanding performance with incentives that focuses our named executive officers on the task of creating long-term shareholder value. The nature and size of awards under our equity-based program are based on a number of factors including awards made to those holding comparable positions in our peer group, the tax and accounting treatment of specific equity compensation techniques and our overall financial performance. In 2006, shareholders approved the Ameriana Bancorp 2006 Long-Term Incentive Plan to allow us to continue to use equity-based compensation as part of our overall compensation program.

Role of the Compensation Committee

We rely on the Committee on Compensation and Stock Options (the “Compensation Committee”) to develop the broad outline of our compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The Compensation Committee, which consists of the independent directors, is also responsible for the administration of our compensation programs and policies, including the administration of our cash- and stock-based incentive programs.

The Compensation Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Compensation Committee’s responsibilities. The Compensation Committee and the Board of Directors review the Charter periodically to ensure that the scope of the Charter is consistent with the Compensation Committee’s expected role. The Charter vests in the Compensation Committee principal responsibility for determining the compensation of the chief executive officer based on the Compensation Committee’s evaluation of his performance. The Charter also authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

During 2006, the Compensation Committee met two times, including one executive session attended by Compensation Committee members only. The members of the Compensation Committee included Donald C. Danielson, Richard E. Hennessey and Michael E. Kent. In May 2006, Ronald R. Pritzke replaced Mr. Kent on the Compensation Committee.

Peer Group Analysis

A critical element of our compensation philosophy and a key driver of specific compensation decisions for our named executive officers is a comparative analysis of our compensation mix and levels relative to a peer group of financial institutions.

Specifically, we consult a variety of broad-based published compensation surveys that are either industry specific or geographically relevant to our operations. These surveys include America’s Community Bankers (“ACB”), Bank Administration Institute (“BAI”) and Indiana Bankers Association (“IBA”). Approximately 360 community banks participate in the ACB survey. The survey data is presented by asset size, ownership type, charter, geographic region and state. We focus on institutions located in the Midwest with asset sizes ranging between $250 and $499 million. The BAI survey is a sampling of 134 respondents. The IBA survey is conducted jointly with Crowe Chizek and Company, LLC and includes salary and bonus data for over 560 financial institutions located nationwide. We also supplement the information provided in these surveys with compensation data we obtain from public filings with the U.S. Securities and Exchange Commission.

Role of Management

Our chief executive officer and other named executive officers develop recommendations regarding the appropriate mix and level of compensation for their subordinates. The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our chief executive officer meets with the Compensation Committee to discuss the recommendations and also reviews with the Compensation Committee his recommendations concerning the compensation of our named executive officers. Our named executive officers do not participate in Compensation Committee discussions or the review of Compensation Committee documents relating to the determination of their compensation.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and annually thereafter, to ensure that we understand the financial impact of each program on the Company. Our analysis includes a review of recently adopted and pending changes in tax and accounting requirement. During 2006, we continued to consider the implications of two significant developments in the tax and accounting area – the new Section 409A rules applicable to nonqualified deferred compensation and the revised accounting treatment for equity compensation under FAS 123R. We are continuing to implement changes in plan design or compensation practices to address these developments as they are interpreted and put in practice.

Employment Agreements

We currently maintain employment agreements with Messrs. Gassen and Clark. The employment agreement set forth the terms of each executive’s employment and serves, in part, to encourage the retention of the executives. See “Executive Compensation—Employment Agreements” for a description of the terms of the agreements and the severance benefits and change in control benefits payable to each named executive officer.

Change in Control Severance Agreement

We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Therefore, we have entered into a change of control severance agreement with Mr. Freeman. See “Executive Compensation – Change in Control Severance Agreement.”

Retirement Benefits; Employee Welfare Benefits

We offer our employees tax-qualified retirement and savings plans. Our primary retirement vehicle is our 401(k) plan. We also sponsor a defined benefit pension plan. However, benefit accruals under the pension plan were frozen as of June 30, 2004. In addition to retirement programs, we provide our employees with coverage under medical, dental, life insurance and disability plans on terms consistent with industry practice. We also provide certain members of our senior management with split-dollar life insurance agreements that provide additional life insurance protection while employed by the Bank.

Mr. Clark participates in a supplemental retirement program that provides a benefit based on an indexed benefit and his years of service with the Bank. The specific benefits and terms provided under the plan are detailed under “Executive Compensation – Pension Benefits – Ameriana Bank Executive Supplemental Retirement Plan.”

Perquisites

We provide our named executives with certain perquisites that we believe are reasonable, competitive and consistent with the Company’s overall compensation program. We believe that these benefits further our officers’ abilities to promote our business interests in our markets and reflect the competitive practices for similarly situated officers employed by our peers.

Director Compensation

Our outside directors are compensated through a combination of retainers and meeting fees. Directors who are also employees of the Company do not receive additional compensation for service on the Board. Outside directors also participate from time to time in our equity compensation programs. However, in 2006, our outside directors received only cash compensation. The level and mix of director compensation is revised by the Compensation Committee periodically to ensure consistency with the objectives of our overall compensation philosophy. Our review of director compensation also considers the increased liability of directors at publicly-traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices. Additionally, our directors participate in a supplemental retirement program. See “Director Compensation” for details on the benefits provided under the supplemental retirement program.

Stock Compensation Grant and Award Practices; Timing Issues

The Compensation Committee considers whether to make stock option grants and/or award other forms of equity annually, typically in conjunction with the annual performance review for our officers. However, grants or awards may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment or a change in position or responsibility. The Compensation Committee considers the recommendations of our chief executive officer and other executive officers with respect to awards contemplated for their subordinates. However, the

Compensation Committee is solely responsible for the development of the schedule of grants or awards made to our named executive officers.

As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. The Compensation Committee’s decisions are reviewed and ratified by the full Board of Directors. Similarly, the Company has never timed the release of material nonpublic information with the purpose or intent to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material nonpublic information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure.

We set the exercise price of stock options solely by reference to the applicable provisions of our stock compensation plans. Under our current plan, which was approved by shareholders in 2006, the exercise price of an option is equal to the average of the high and low sales price on the Nasdaq Stock Market on the grant date. The grant date is generally the date of Compensation Committee action.

Stock Ownership Requirements

We have not adopted formal stock ownership requirements for our senior officers and Board members. As a practical matter, our officers and directors hold significant interests in our stock, which they have accumulated through participation in stock compensation programs and individual purchases. See the “Stock Ownership Table.”

Compensation for the Named Executives in 2006

Chief Executive Officer Compensation. In determining Mr. Gassen’s compensation, the Board of Directors conducted a performance appraisal that reviewed Mr. Gassen’s financial, strategic and operational achievements. In its review, the Board of Directors noted that Mr. Gassen exhibits strong leadership skills and is moving the Company in a direction that has the potential to enhance long-term shareholder value. Mr. Gassen’s efforts have ensured that systems are maintained to protect our assets and provide effective control of operations. Mr. Gassen has also served as our chief spokesperson, communicating effectively with all of our shareholders, as well as the customers of Ameriana Bank, SB. In light of the Board of Directors’ assessment of Mr. Gassen’s performance, Mr. Gassen was awarded a salary increase of $13,000, which represents a 4.73% increase in his base salary. Mr. Gassen’s salary increase became effective January 1, 2007. See “Executive Compensation—Employment Agreements” for Mr. Gassen’s current base salary. Mr. Gassen received no equity compensation awards in 2006. We believe that Mr. Gassen’s compensation is consistent with our objective to reward, align, motivate and challenge Mr. Gassen to continue to lead the Company successfully.

Compensation for the Other Named Executive Officers. In determining compensation for Messrs. Clark, Freeman and Smith, the Compensation Committee reviewed the performance appraisals presented by our chief executive officer and the salary recommendations. The Compensation Committee accepted the recommendations as presented and effective January 1, 2007, adjusted Mr. Clark’s base salary by 3.0% to $181,428 and adjusted Mr. Freeman’s base salary by 3.70% to $117,500. Mr. Smith left the Company on January 19, 2007. No equity awards were made to Messrs. Smith, Freeman or Clark in 2006. On January 22, 2007, the Board of Directors named John J. Letter as Senior Vice President and Chief Financial Officer and accepted the recommendation of the Compensation Committee to provide Mr. Letter with a base salary of $130,000. We believe that the compensation for Messrs. Clark, Freeman and Letter are consistent with our compensation objectives.

Executive Compensation

Summary Compensation Table

The following information is furnished for all individuals serving as the principal executive officer or principal financial officer of the Company for the 2006 fiscal year and all other executive officers of the Company whose total compensation for the 2006 fiscal year exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(1)	All Other Compensation ($)(2)	Total ($)
Jerome J. Gassen President and Chief Executive Officer	2006	$275,000	$—	$11,933	$286,933

Timothy G. Clark Executive Vice President and Chief Operating Officer	2006	176,150	33,284	11,044	220,478

Bradley L. Smith (3) Former Senior Vice President, Treasurer and Chief Financial Officer	2006	128,750	1,000	6,281	135,031

James A. Freeman Senior Vice President – Chief Lending Officer	2006	113,310	—	4,532	117,842

(1)	For Mr. Smith, represents the aggregate change in the actuarial present value of accumulated benefit under the Ameriana Bank Pension Plan during 2006. For Mr. Clark, represents the aggregate change in the actuarial present values of accumulated benefit under the Ameriana Bank Pension Plan and under the Ameriana Bank Executive Supplemental Retirement Plan during 2006.
(2)	Consists of employer contributions to 401(k) plan. For Mr. Clark, also includes $2,727 in income attributable to his split-dollar agreement.
(3)	Mr. Smith resigned on January 19, 2007.

Employment Agreements

Mr. Gassen’s Employment Agreement. The Bank and Mr. Gassen entered into an employment agreement on June 1, 2005, for a term of thirty-six months. The Bank may and has extended the term of the agreement from time to time.

The agreement provides that the Bank will pay Mr. Gassen a base salary ($288,000 for 2007). Under the agreement, the Bank will review Mr. Gassen’s salary at least annually and may increase his salary from time to time. The agreement also provides that the Bank will provide Mr. Gassen with a country club membership and use of an automobile. In addition, Mr. Gassen may participate in employee benefit plans sponsored by the Bank, including, among others, health, dental, life, and retirement plans.

Under certain situations involving Mr. Gassen’s termination of employment, the Bank must pay Mr. Gassen a severance benefit. Under the employment agreement, if Mr. Gassen experiences an “event of termination,” other than in connection with a change in control, the Bank will pay Mr. Gassen a monthly severance benefit equal to the his highest monthly rate of salary for a specified period of time, based on the following schedule:

•	If the termination occurs after six months from the date Mr. Gassen begins employment but within two years, the payment will continue for 12 months.

•	If the termination occurs after two years from the date Mr. Gassen begins employment but within three years, the payment will continue for 24 months.

•	If the termination occurs after three years from the date Mr. Gassen begins employment, the payment will continue for the then remaining term of the agreement.

Notwithstanding this schedule, in no event may Mr. Gassen’s severance benefit exceed three times the annual rate of salary paid to him at the time of his termination of employment. For purposes of the employment agreement, an “event of termination” generally includes any termination of Mr. Gassen’s employment by the Bank, other than a termination for “cause” (as described in the agreement) or disability. Had Mr. Gassen experienced an event of termination, other than in connection with a change in control, and terminated employment as of December 31, 2006, the Bank would have paid him a severance benefit equal to $275,000.

Mr. Gassen’s employment agreement also provides that if Mr. Gassen experiences an “event of termination” following a change in control of the Bank or the Company, the Bank will pay him a severance benefit equal to 2.99 times his average annual taxable compensation for the five previous taxable years. In addition, the Bank will continue to cover Mr. Gassen under all of its employee benefit plans. If the plans do not permit continued coverage, the Bank will pay Mr. Gassen the economic equivalent of the coverage. However, the total payments made and the value of benefits provided to Mr. Gassen due to his termination in connection with a change in control may not exceed the limit set forth by Section 280G of the Internal Revenue Code (the “Code”). In connection with a change in control an “event of termination” also includes any changes in the present capacity or circumstances of Mr. Gassen’s employment or a reduction in his responsibilities, authority, compensation or benefits (including the failure to elect or re-elect Mr. Gassen to the Board of Directors of the Bank or the Company) without his written consent. Mr. Gassen may also voluntarily terminate his employment within 30 days following a change in control. Had Mr. Gassen experienced an event of termination in connection with a change in control and terminated employment as of December 31, 2006, the Bank would have paid him, taking into account the limitation imposed by reference to Section 280G of the Code, a severance benefit equal to $775,801.

Mr. Gassen’s agreement also provides that in the event of his disability, he will continue to receive his full compensation for the first 18 months following his disability, at which time the Bank may terminate the agreement and Mr. Gassen will receive 60% of his monthly salary in effect at the time he became disabled. The Bank will pay the disability benefit, offset by any other disability benefits received by the executive under any disability program sponsored by the Bank, until the earlier of his death or his normal retirement date (age 65). Had Mr. Gassen terminated employment on account of disability on December 31, 2006, and assuming he did not receive any other disability benefits, the Bank would continue to pay him $22,916.67 per month for 18 months and, following that period of time, $13,750 per month until the earlier of his death or the date he attains age 65.

Mr. Clark’s Employment Agreement. The Bank and Mr. Clark entered into an employment agreement on February 26, 2001, for a term of thirty-six months. The Bank may and has extended the term of the agreement from time to time.

The agreement provides that the Bank will pay Mr. Clark a base salary ($181,428 for 2007). Under the agreement, the Bank will review Mr. Clark’s salary at least annually and may increase his salary from time to time. In addition, Mr. Clark may participate in employee benefit plans sponsored by the Bank, including, among others, health, dental, life, and retirement plans.

Under certain situations involving Mr. Clark’s termination of employment, the Bank must pay Mr. Clark a severance benefit. Under the employment agreement, if Mr. Clark experiences an “event of termination,” other than in connection with a change in control, the Bank will pay Mr. Clark a monthly severance benefit equal to the his highest monthly rate of salary through the then remaining term of the agreement. However, in no event may Mr. Clark’s severance benefit exceed three times the annual rate of salary paid to him at the time of his termination of employment. For purposes of the employment agreement, an “event of termination” generally includes any termination of Mr. Clark’s employment by the Bank, other than a termination for “cause” (as described in the agreement) or disability. Had Mr. Clark experienced an event of termination, other than in connection with a change in control, and terminated employment as of December 31, 2006, the Bank would have paid him a severance benefit equal to $352,000.

Mr. Clark’s employment agreement also provides that if Mr. Clark experiences an “event of termination” following a change in control of the Bank or the Company, the Bank will pay him a severance benefit equal to 2.99 times his average annual taxable compensation for the five previous taxable years. In addition, the Bank will continue to cover Mr. Clark under all of its employee benefit plans. If the plans do not permit continued coverage, the Bank will pay Mr. Clark the economic equivalent of the coverage. However, the total payments made and the value of benefits provided to Mr. Clark due to his termination in connection with a change in control may not exceed the limit set forth by Section 280G of the Code. In connection with a change in control an “event of termination” also includes any changes in the present capacity or circumstances of Mr. Clark’s employment or a reduction in his responsibilities, authority, compensation or benefits without his written consent. Mr. Clark may also voluntarily terminate his employment within 30 days following a change in control. Had Mr. Clark experienced an event of termination in connection with a change in control and terminated employment as of December 31, 2006, the Bank would have paid him, taking into account the limitation imposed by reference to Section 208G of the Code, a severance benefit equal to $469,483.

Mr. Clark’s agreement also provides that in the event of his disability, he will continue to receive his full compensation for the first 18 months following his disability, at which time the Bank may terminate the agreement and Mr. Clark will receive 60% of his monthly salary in effect at the time he became disabled. The Bank will pay the disability benefit, offset by any other disability benefits received by the executive under any disability program sponsored by the Bank, until the earlier of his death or his normal retirement date under the Bank’s pension plan (age 65). Had Mr. Clark terminated employment on account of disability on December 31, 2006, and assuming he did not receive any other disability benefits, the Bank would continue to pay him $14,679.17 per month for 18 months and, following that period of time, $8,807.50 per month until the earlier of his death or the date he attains age 65.

Change in Control Severance Agreement

The Bank maintains a change in control severance agreement with James A. Freeman, the Senior Vice President—Chief Lending Officer. The agreement provides for a three-year term, subject to annual renewal by the Board of Directors.

Pursuant to the agreement, Mr. Freeman is entitled to receive severance benefits if (1) he voluntarily terminates his employment within 30 days of a change in control, (2) during the period beginning six months before a change in control and ending on the later of the first annual anniversary of the change in control or the expiration date of the agreement (the “Protected Period”), he voluntarily terminates his employment within 90 days of an event that constitutes constructive termination or (3) the Company, the Bank or their successor in interest terminates his employment for any reason other than just cause (as defined in the agreement) during the Protected Period.

If Mr. Freeman becomes entitled to receive severance benefits under the agreement, the Bank will pay him a sum equal to 2.99 times the average annual compensation paid to him for the five most recent taxable years ending before the change in control, subject to such reduction as may be required to prevent the payment from being deemed an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986. Had Mr. Freeman experienced an event of termination in connection with a change in control and terminated employment as of December 31, 2006, under the change in control and severance agreement the Bank would have paid him, taking into account the limitation imposed by reference to Section 280G of the Code and assuming he received no other payments or benefits in connection with the change of control, a severance benefit equal to $333,848.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options for each named executive officer outstanding as of December 31, 2006. All options are exercisable. There were no unvested stock awards or equity incentive plan awards at December 31, 2006.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Jerome J. Gassen	5,000 3,500	$14.80 12.43	06/01/2015 12/29/2015

Timothy G. Clark	7,500 3,000 5,000 16,500	14.80 12.43 14.25 18.30	05/17/2014 12/29/2015 06/24/2012 09/25/2007

Bradley L. Smith	5,000 2,500 8,000	14.80 12.43 14.25	05/17/2014 12/29/2015 06/24/2012

James A. Freeman	2,000 2,500	12.43 14.34	12/29/2015 08/29/2015

Pension Benefits

The following table provides information with respect to each plan that provides for payments or benefits in connection with the retirement of a named executive officer.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)
Timothy G. Clark	Ameriana Bank Pension Plan Ameriana Bank Executive	5.833	$ 89,000	(1)
	Supplemental Retirement Plan	—	125,855	(2)
Bradley L. Smith	Ameriana Bank Pension Plan	1.250	6,000	(1)

(1)	The material assumptions used to calculate the accumulated benefits under the Ameriana Bank Pension Plan were: (a) no pre-retirement decrements; and (b) 50% qualified benefits valued at 7.75% and 50% valued at 5.00%.
(2)	The Ameriana Bank Executive Supplemental Retirement Plan provides Mr. Clark with a pre-retirement account benefit and an Index Retirement Benefit (see Ameriana Bank Executive Supplemental Retirement Plan below). For purposes of calculating the accumulated pre-retirement account benefit, plan assets and liabilities were valued as of December 31, 2006 and a 6% discount rate was used. The 1994 Group Annuity Mortality table for males was also utilized. At this time, Mr. Clark’s Index Retirement Benefit cannot be determined.

Pension Plan. The Bank sponsors a tax-qualified defined benefit pension plan for its employees. However, the accrual of benefits under the pension plan was frozen as of June 30, 2004. The compensation covered by the plan consists of the employee’s salary and bonus (as set forth under “Annual Compensation” in the Summary Compensation Table above) up to applicable legal limits ($220,000 for the 2006 plan year). Participants are not eligible for benefits under the plan until they have completed five years of service. Benefits under the plan are computed on the basis of compensation and years of service and are not subject to any deduction for social security or other offset amounts.

Ameriana Bank Executive Supplemental Retirement Plan. To supplement the retirement benefits under the Bank’s pension plan, the Bank maintains an executive supplemental retirement plan agreement with Mr. Clark. The agreement establishes a pre-retirement account similar to those established under the Director Supplemental Retirement Program agreements described in “Director Compensation.” If Mr. Clark remains employed by the Bank until age 65 he will be entitled to receive the balance in his pre-retirement account in ten equal annual installments, plus his Index Retirement Benefits until his death (“Normal Retirement Benefit”). Mr. Clark’s Index Retirement Benefits will equal the difference between the after-tax earnings on certain adjustable life insurance contracts purchased by the Bank, less an annual premium expense and the Bank’s cost of funds expense on premiums paid to date.

Under the terms of the plan, Mr. Clark is entitled to certain benefits upon termination of service with the Bank. If Mr. Clark becomes disabled he will be 100% vested in his Normal Retirement Benefit under the plan and will be entitled to receive distributions from the plan upon his termination of employment due to disability. If Mr. Clark dies, the remaining unpaid balance of his pre-retirement account will be paid in a lump sum to his designated beneficiaries. If Mr. Clark voluntarily resigns, he will be entitled to receive 5% of his Normal Retirement Benefit multiplied by the number of full years that he served the Bank from February 23, 2004 (for a maximum of 100% of his Normal Retirement Benefit). This benefit would be payable to Mr. Clark in equal installments over ten years commencing on the date Mr. Clark attains 65 years of age. If Mr. Clark is terminated without cause before age 65, he will be entitled to receive 10% of his Normal Retirement Benefit multiplied by the number of full years that he served the Bank (for a maximum of 100% of his Normal Retirement Benefit). This benefit would be payable to Mr. Clark in equal installments over the course of ten years, commencing on the date Mr. Clark attains 65 years of age. If Mr. Clark is terminated following a change in control, he will be entitled to receive his benefits at age 65 as if he had been continuously employed until age 65. If a change in control of the Bank or the Company had occurred on December 31, 2006, Mr. Clark would be entitled to receive a lump sum cash payment under his pre-retirement account equal to $425,260 and an Index Retirement Benefit that is not determinable at this time. This payment does not take into account Mr. Clark’s potential limit under Section 280G of the Code. See “Executive Compensation-Employment Agreements” for a discussion of Mr. Clark’s limit under Section 280G of the Code. For purposes of the agreements, a change in control will occur if any corporation, person or group acquires more than 25% of the voting stock of the Company or the Bank. If Mr. Clark is discharged at any time for cause, he will forfeit all benefits under the plan. Mr. Clark is subject to a covenant not to compete during the term of the plan and for five years after termination of the plan.

To fund the benefits payable under the Executive Supplemental Retirement Plan, the Bank has purchased variable life insurance policies on Mr. Clark. The policies are designed to offset the program’s costs during Mr. Clark’s lifetime and to provide complete recovery of all the program’s costs at his death. The Bank is the sole owner of these policies and has exclusive rights to the cash surrender value. The Company has entered into split-dollar agreements with Mr. Clark similar to those entered into with directors.

Committee on Compensation and Stock Options Report

The Committee on Compensation and Stock Options has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Committee on Compensation and Stock Options recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Committee on Compensation and Stock Options of the Board of Directors of

Ameriana Bancorp

Richard E. Hennessey (Chairman)

Donald C. Danielson

Ronald R. Pritzke

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These individuals are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Company common stock during the fiscal year ended December 31, 2006.

Transactions with Related Persons

The Audit Committee periodically reviews a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related person transactions, to recommend to the disinterested members of the Board of Directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved. Besides including such requirement in the Audit Committee Charter, the Company does not maintain written policies or procedures for the review, approval or ratification of certain transactions with related persons. However, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer of the Company. Such potential conflicts of interest include, but are not limited to, the following: (1) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (2) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

From time to time, the Bank makes loans and extensions of credit to its executive officers and directors, and members of their immediate families. The outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of that date, these loans were performing according to their original terms.

Nominating and Governance Committee Procedures

Process for Identifying and Evaluating Nominees

In searching for qualified director candidates to fill vacancies on the Board, the nominating committee solicits its then current directors for the names of potential qualified candidates. The nominating committee may also ask its directors to pursue their business contacts for the names of potentially qualified candidates. The nominating committee would then consider the potential pool of director candidates, select the top candidate based on the candidates’ qualifications and the Board’s needs, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of the Company. If a shareholder has submitted a proposed nominee, in accordance with the procedures in the Company’s Articles of Incorporation as described below, the nominating committee would consider the proposed nominee, along with any other proposed nominees recommended by individual directors, in the same manner in which the nominating committee would evaluate nominees for director recommended by the Board of Directors.

Qualifications

In its deliberations, the nominating committee considers a candidate’s knowledge of the banking business, involvement in community, business and civic affairs and whether the candidate would provide for adequate representation of the Company’s market area. Any nominee for director made by the nominating committee must, at a minimum, be highly qualified with regard to some or all the attributes listed in the preceding sentence.

Procedures to be Followed by Shareholders

Shareholders who wish the nominating committee to consider their recommendations for nominees for director should submit their recommendations in writing to the nominating committee in care of the Secretary, Ameriana Bancorp, 2118 Bundy Avenue, New Castle, Indiana 47362. Each written recommendation must set forth (1) the name of the recommended candidate, (2) the number of shares of stock of the Company that is beneficially owned by the shareholder making the recommendation and the recommended candidate, and (3) a detailed statement explaining why the shareholder believes the recommended candidate should be nominated for election as a director. In addition, the shareholder making the recommendation must promptly provide any other information reasonably requested by the nominating committee. To be considered by the nominating committee for nomination for election at an annual meeting of shareholders, the recommendation must be received by the January 1 preceding that annual meeting. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to other candidates recommended by directors or executive management.

Shareholder Proposals and Nominations

To be eligible for inclusion in the Company’s proxy materials for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s headquarters, 2118 Bundy Avenue, New Castle, Indiana 47362, no later than December 14, 2007. If next year’s Annual Meeting is held on a date more than 30 calendar days from May 17, 2008, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any such proposals shall be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Shareholder nominations for the election of directors and shareholder proposals, other than those submitted pursuant for inclusion in proxy materials as described above, must be delivered or mailed in writing, in the form prescribed by the Company’s Articles of Incorporation, to the Secretary of the Company at the address given in the preceding paragraph not less than thirty days nor more than sixty days prior to any such meeting; provided, however, that if less than thirty-one days’ notice of the meeting is given to shareholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Company not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

The Company’s Annual Report to Shareholders has been included with this proxy statement. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the

Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the Annual Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Nancy A. Rogers

Nancy A. Rogers

Corporate Secretary

New Castle, Indiana

April 13, 2007

REVOCABLE PROXY

AMERIANA BANCORP

ANNUAL MEETING OF SHAREHOLDERS

May 17, 2007

10:00 a.m., Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the official proxy committee of Ameriana Bancorp (the “Company”), consisting of Charles M. Drackett, Jr., R. Scott Hayes, Richard E. Hennessey, Michael E. Kent and Ronald R. Pritzke or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders to be held on May 17, 2007 at 10:00 a.m., local time, at the Indiana Basketball Hall of Fame, 408 Trojan Lane, New Castle, Indiana and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of both nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Jerome J. Gassen and Donald C. Danielson

FOR	WITHHOLD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold your vote for either individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of BKD, LLP as the independent registered public accounting firm of Ameriana Bancorp for the fiscal year ending December 31, 2007.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated:
SIGNATURE OF SHAREHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.